NOT A DEPOSIT | NOT FDIC INSURED | NOT GUARANTEED BY ANY BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2021 CCO Group 1) During this period, CMCT in its discretion, may reduce to 93.5%. See prospectus for more information. 2) CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s common stock for the 20 trading days prior to the redemption. 3) Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 4) Yield to maturity assumes that shares of Preferred Stock will be held for five years. Please see the following page for additional footnotes. CMCT Series A (Advisory) Preferred Stock FOR FEE-BASED ACCOUNTS www.cimgroup.com/cim-commercialOffering Overview CIM Commercial Trust Investment Features Series A (Advisory) Preferred Stock Offering Size Up to $784 million Offering Price $23.25 per share7 Stated Value $25.00 per share Minimum Initial Investment $5,000 Preferred Stock Liquidity2 » During year 1 for 97% of offering price1 » During year 2 for 97% of offering price1 » During year 3 for 99% of offering price » During year 4 for 102% of offering price » During year 5 for 104% of offering price » After year 5 for 108% of offering price Preferred Stock Return/Dividend » Current Yield of 5.9%, payable monthly3 » Annualized Yield to Maturity of 7.41%4 CMCT Series A (Advisory) Preferred Stock » Publicly registered offering of Preferred Stock of CMCT— an existing publicly traded REIT with Common Stock traded on NASDAQ (CMCT) » Commissions, fees and expenses related to the preferred offering paid by CMCT, not the preferred shareholder » Eligible for taxable or qualified accounts and fee-based programs CMCT Investment Strategy » Existing cash-flowing portfolio of Class A and creative office assets in both thriving and improving metropolitan areas » Seeks to focus on the acquisition of cash-flowing creative office, multifamily, retail, parking, infill industrial and limited service hospitality real assets » Aims to acquire assets in high barrier-to-entry sub-markets where CIM has historically achieved above average rent growth Operator of CMCT: CIM Group5 » $28.3 billion in assets owned and operated6 » Community-focused real estate and infrastructure owner, operator, developer and lender » Vertically-integrated platform includes research, acquisition, investment, credit analysis, development, finance, leasing, property management and distribution capabilities » Multiple markets, asset classes and strategies » Global institutional partners and co-investors Filed Pursuant to Rule 433 Dated September 23, 2021 Registration Statement No. 333-233255

NOT A DEPOSIT | NOT FDIC INSURED | NOT GUARANTEED BY ANY BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2021 CCO Group THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. AN OFFERING IS MADE ONLY BY THE PROSPECTUS. THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A PROSPECTUS. CIM1847350 | CMCT-FS-RIA (9/21) Free Writing Prospectus Filed pursuant to Rule 433 | September 2021| Reg. No. 333-233255 CIM Commercial Trust Corporation (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at shareholders.cimcommercial.com. Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653. You may also access the prospectus for free on the SEC website at www.sec.gov. Important Disclosures An investment in the securities described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that CIM Commercial Trust Corporation (“CMCT” or “CIM Commercial Trust”) filed with the Sec urities and Exchange Commission (“SEC”) for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that CIM Commercial Trust filed with the SEC. » There is no public market for CMCT’s Preferred Stock and CMCT does not expect one to develop. » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and future debt and liabilities and those of CMCT’s subsidiaries. The terms of CMCT’s Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT’s future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances. » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT’s Preferred Stock with respect to dividends and upon liquidation. » From and after the fifth anniversary of the date of original issuance of any shares of CMCT’s Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent. » The cash distributions holders of CMCT’s Preferred Stock receive may be less frequent or lower in amount than described herein. » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. » CMCT’s operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT’s properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business. Forward-Looking Statements The information set forth herein contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements include the timing and terms of the rights offering and the future activities and performance of CMCT, and may be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” “opportunity,” or “should” or the negative thereof or other variations or similar words or phrases. Such forward-looking statements also include, among others, statements about CMCT’s plans and objectives relating to future growth and availability of funds, and the trading liquidity of CMCT’s common stock. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19, and actions taken to contain the pandemic or mitigate its impact, (ii) the adverse effect of COVID-19 on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, among others, (iii) the timing, form, and operational effects of CMCT’s development activities, (iv) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (v) fluctuations in market rents, including as a result of COVID-19, and (vi) general economic, market and other conditions. Additional important factors that could cause CMCT’s actual results to differ materially from CMCT’s expectations are discussed under the section “Risk Factors” in CMCT’s Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT’s control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT’s objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made, except as may be required by applicable law. Notes 5) While CIM Group is the operator of CMCT, the Preferred Stock is issued by CMCT and do not represent a stake in CIM Group. 6) Data as of 3/31/21. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. 7) Reflects a complete reduction in the selling commission of 7%, which reduction will result in a reduction in the selling price to $23.25 per share.